Comparison of change in value of $10,000 investment in Dreyfus Premier New York Municipal Bond Fund Class A shares and the Lehman Brothers Municipal Bond Index

EXHIBIT A:

               Dreyfus
               Premier
              New York        Lehman
              Municipal       Brothers
  PERIOD      Bond Fund      Municipal
              (Class A         Bond
               shares)        Index *

 11/30/92      9,549          10,000
 11/30/93      10,805         11,109
 11/30/94      9,967          10,526
 11/30/95      12,054         12,515
 11/30/96      12,676         13,251
 11/30/97      13,603         14,201
 11/30/98      14,656         15,303
 11/30/99      14,039         15,139
 11/30/00      15,186         16,378
 11/30/01      16,408         17,811
 11/30/02      17,518         18,935

* Source: Lipper Inc.